Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Third Quarter 2016 Results

•	Revenue decreased 2% as reported and increased 2% in constant currency to $438.0 million from third quarter 2015

•	Adjusted Net Income* totaled $25.0 million, or $0.20 per diluted share

•	Full resolution of Beinheim facility license suspension; license reinstated April 28th, 2016

Somerset, N.J. - May 4, 2016 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the third quarter of fiscal year 2016, which ended March 31, 2016.

Third quarter 2016 revenue of $438.0 million decreased 2% as reported and increased 2% in constant currency from $446.6 million reported in the third quarter a year ago. The increase on a constant currency basis was attributable to strong performance of the Medication Delivery Solutions and Development and Clinical Services segments, which was partially offset by a decrease in the Oral Technologies segment. For the first nine months of fiscal year 2016, revenue was $1.32 billion, in line with the prior year as reported and an increase of 6% in constant currency. All three of the Company’s reporting segments have posted constant currency revenue growth year-to-date, led by a double-digit increase in the Development and Clinical Services segment.

Third quarter 2016 net earnings attributable to Catalent were $9.8 million, or $0.08 per diluted share, compared to net earnings of $31.5 million, or $0.25 per diluted share, in the third quarter a year ago. The decrease in profitability was primarily due to lower sales and higher operating expenses compared to the prior-year period. For the first nine months of fiscal year 2016, net earnings attributable to Catalent were $49.6 million, or $0.39 per diluted share, compared to net earnings of $58.5 million, or $0.49 per diluted share, for the same period a year ago.

* Refer to page 14 for explanatory note on revisions to Adjusted Net Income

Third quarter 2016 EBITDA from continuing operations of $70.5 million decreased 30% from $100.1 million in the third quarter a year ago. For the first nine months of fiscal year 2016, EBITDA from continuing operations was $240.1 million, an increase of 1% from $238.4 million for the same period a year ago.

Third quarter 2016 Adjusted EBITDA, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $80.7 million, or 18.4% of revenue, compared to $110.5 million, or 24.7% of revenue, in the third quarter a year ago. On a constant currency basis, third quarter 2016 Adjusted EBITDA was $87.2 million, compared to $110.5 million a year ago.

Third quarter 2016 Adjusted Net Income, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $25.0 million, or $0.20 per diluted share, compared to Adjusted Net Income of $50.5 million, or $0.40 per diluted share, in the third quarter a year ago.

"Our third quarter operational performance was impacted by the challenges we faced in our Oral Technologies segment related to the Beinheim facility temporary suspension. We are very pleased to announce that on April 28th, the ANSM reinstated the Beinheim GMP license,” said John Chiminski, President and Chief Executive Officer of Catalent, Inc. “While it took longer than we had anticipated to bring the facility back on line, we remain encouraged by the underlying trends across our softgel business. Our focus for the remainder of the fiscal year will be on growth in Oral Technologies and continuing to build on the momentum in our other two business segments.”

Third Quarter 2016 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $260.8 million for the third quarter of fiscal 2016, a decrease of 8% as reported, or a decrease of 3% in constant currency, compared to the third quarter a year ago. This performance on a constant currency basis was attributable to the temporary suspension of operations of the Company’s facility in Beinheim, France during the third quarter, lower volume of certain higher margin offerings within the Company’s modified release technologies, and lower revenue from product participation-related activities, partially offset by higher consumer health volume for certain softgel products.

Revenue from the Development and Clinical Services segment was $112.6 million for the third quarter of fiscal 2016, an increase of 9% as reported, or an increase of 11% in constant currency, over the third quarter a year ago. This growth was primarily driven by the Company’s clinical services offerings attributed to increased lower-margin comparator sourcing volume, as well as improved performance of analytical services in the U.S. related to fee-for-service development work.

Revenue from the Medication Delivery Solutions segment was $68.3 million for the third quarter of fiscal 2016, an increase of 12% both as reported and in constant currency over the third quarter a year ago. This strong performance was primarily due to increased volume of the Company’s biologics offering and products utilizing the blow-fill-seal technology platform, as well as increased demand for the Company’s injectable products at its European pre-filled syringe operations.

Segment EBITDA Highlights

Oral Technologies segment EBITDA in the third quarter of 2016 was $55.6 million, a decrease of 32% as reported, or a decrease of 25% in constant currency, versus the third quarter a year ago. The decrease was primarily attributable to the temporary suspension of operations of the softgel facility in Beinheim, France, and reduced volume of certain higher margin offerings within the Company’s modified release technologies platform. This was partially offset by higher sales and more effective absorption of fixed costs through higher capacity utilization within the Company’s softgel operations.

Development and Clinical Services segment EBITDA in the third quarter of 2016 was $19.7 million, a decrease of 17% as reported, or a decrease of 15% in constant currency. The decrease was primarily due to a shift to lower-margin comparator sourcing volume and increased costs related to business reorganization efforts to further streamline the clinical services business.

Medication Delivery Solutions segment EBITDA in the third quarter of 2016 was $12.1 million, an increase of 11% as reported, or an increase of 12% in constant currency. The increase was primarily attributable to increased profit generated by the Company’s biologics and blow-fill-seal technology offerings, as well as increased volume and favorable revenue mix shift from the Company’s injectable products at its European pre-filled syringe operations.

First Nine Months of Fiscal 2016 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $763.6 million for the first nine months of fiscal year 2016, a decrease of 7% as reported, or an increase of 1% in constant currency, over the same period a year ago. This improvement on a constant currency basis was attributable to organic consumer health revenue growth within the Company’s softgel offering, partially offset by the temporary suspension of operations of the facility in Beinheim, France, lower volume of certain higher margin offerings within the Company’s modified release technologies platform in the U.S., and lower revenue from product participation-related activities.

Revenue from the Development and Clinical Services segment was $367.1 million for the first nine months of fiscal year 2016, an increase of 17% as reported, or an increase of 19% in constant currency, over the same period a year ago. This strong growth was primarily attributable to increased organic revenue in the analytical services business driven by the timing of resolution of volume commitments and increased sales volume related to fee for service development work and analytical testing in the U.S., as well as organic growth in clinical services due primarily to increased lower-margin comparator sourcing volume.

Revenue from the Medication Delivery Solutions segment was $195.1 million for the first nine months of fiscal year 2016, an increase of 2% as reported, or an increase of 6% in constant currency, over the same period a year ago. This growth was primarily due to increased volume of the Company’s biologics offerings and for products utilizing the blow-fill-seal technology platform. The increase was partially offset by a decrease in revenue due to the resolution of volume commitments within the Company’s blow-fill-seal technology platform that were recorded in the prior year period, and by lower volume of injectable products at the Company’s European pre-filled syringe operations.

Segment EBITDA Highlights

Oral Technologies segment EBITDA for the first nine months of fiscal year 2016 was $165.8 million, a decrease of 23% as reported, or a decrease of 15% on a constant currency basis. The decrease was driven by the temporary suspension of operations at the Company’s facility in Beinheim, France and lower volume of certain higher margin offerings within the Company’s modified release technologies platform. These declines were partially offset by higher sales and more effective absorption of fixed costs through higher capacity utilization within the Company’s softgel business.

Development and Clinical Services segment EBITDA for the first nine months of fiscal year 2016 was $80.9 million, an increase of 21% as reported, or an increase of 24% in constant currency. This strong EBITDA improvement was primarily attributable to the timing of resolution of volume commitments and increased sales volume across the segment, as well as contribution from the Micron acquisition.

Medication Delivery Solutions segment EBITDA for the first nine months of fiscal year 2016 was $37.1 million, a decrease of 5% as reported, or a decrease of 2% in constant currency. This decrease was primarily attributable to the resolution of volume commitments that were recorded in the prior year period related to the Company's blow-fill-seal technology platform and incremental resource commitments to the Redwood Bioscience business. These decreases were partially offset by higher profit generated from the Company’s biologics offerings and from products utilizing its blow-fill-seal technology platform.

Additional Financial Highlights

Third quarter 2016 gross margin of 28.8% declined 530 basis points from 34.1% in the third quarter a year ago on a constant currency basis. The decrease was primarily driven by an unfavorable shift in revenue mix within the Company’s Oral Technologies segment and increased lower-margin comparator sourcing volume in the Company’s clinical services business within its Development and Clinical Services segment. For the first nine months of fiscal year 2016, gross margin was 30.4%, a decrease of 240 basis points from 32.8% for the same period a year ago on a constant currency basis. The decrease was primarily attributable to an unfavorable shift in revenue mix within the Company’s Oral Technologies segment and the timing of the resolution of volume commitments within its Medication Delivery Solutions segment.

Third quarter 2016 selling, general and administrative expenses were $93.2 million and represented 21.3% of revenue, compared to $80.9 million, or 18.1% of revenue, in the third quarter a year ago. For the first nine months of fiscal 2016, selling, general and administrative expenses were $268.4 million and represented 20.4% of revenue, compared to $250.4 million, or 19.0% of revenue, for the same period a year ago.

Backlog for the Development and Clinical Services segment was $454.9 million as of March 31, 2016, a 5% increase compared to the second quarter of fiscal year 2016. The segment also recorded net new business wins of $129.2 million during the third quarter, which represented a 15% increase year over year. The segment’s trailing-twelve-month book-to-bill ratio was 1.1x.

Balance Sheet and Liquidity

As of March 31, 2016, Catalent had $1.9 billion in total debt, essentially unchanged compared to the debt level as of June 30, 2015. As of March 31, 2016, Catalent’s leverage ratio was 4.4x, compared to 3.9x as of June 30, 2015.

Fiscal Year 2016 Outlook

The Company is lowering certain elements of its previously issued financial guidance for fiscal year 2016, primarily due to the Beinheim facility suspension. Adjusted EBITDA is now expected in the range of $400 million to $410 million, compared to the previous range of $410 million to $435 million. Adjusted Net Income is now expected in the range of $145 million to $160 million, compared to the previous range of $185 million to $205 million. With respect to revenue, the company is narrowing its guidance range and now expects revenue to be in the range of $1.80 billion to $1.84 billion compared to the previous range of $1.78 billion to $1.84 billion. The Company is reiterating its previous guidance with respect to capital expenditures in the range of $125 million to $135 million and fully diluted share count in the range of 125 million to 127 million shares.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 4:45 p.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 8,700 people, including over 1,000 scientists, at 31 facilities across 5 continents and in fiscal 2015 generated more than $1.8 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss). Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(loss) enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax (2) amortization attributable to purchase accounting and (3) income or loss from non-controlling interest in its majority-owned operations. The Company also makes adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects as a result of such cash and non-cash items. The Company believes that Adjusted Net Income/(loss) will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and reconciliation of net earnings/(loss) to Adjusted Net Income.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies; adverse tax legislation initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and the Company’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions, except per share data)

	Three Months Ended March 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2016	2015		Change $	Change %
Net revenue	$438.0	$446.6	$(16.9)	$8.3	2%
Cost of sales	311.8	294.4	(10.4)	27.8	9%
Gross margin	126.2	152.2	(6.5)	(19.5)	(13)%
Selling, general and administrative expenses	93.2	80.9	(1.6)	13.9	17%
Impairment charges and (gain)/loss on sale of assets	(0.3)	0.3	0.2	(0.8)	*
Restructuring and other	1.8	5.2	—	(3.4)	(65)%
Operating earnings/(loss)	31.5	65.8	(5.1)	(29.2)	(44)%
Interest expense, net	21.7	23.0	(0.3)	(1.0)	(4)%
Other (income)/expense, net	(4.2)	0.8	0.6	(5.6)	*
Earnings/(loss) from continuing operations, before income taxes	14.0	42.0	(5.4)	(22.6)	(54)%
Income tax expense/(benefit)	4.2	11.2	(2.4)	(4.6)	(41)%
Earnings/(loss) from continuing operations	9.8	30.8	(3.0)	(18.0)	(58)%
Net earnings/(loss) from discontinued operations, net of tax	—	—	—	—	*
Net earnings/(loss)	9.8	30.8	(3.0)	(18.0)	(58)%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	—	(0.7)	—	0.7	*
Net earnings/(loss) attributable to Catalent	$9.8	$31.5	$(3.0)	$(18.7)	(59)%

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	9.8	31.5
Net earnings/(loss) attributable to Catalent	9.8	31.5

Weighted average diluted shares outstanding	125.8	126.3

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	0.08	0.25
Net earnings/(loss)	0.08	0.25
Diluted
Earnings/(loss) from continuing operations	0.08	0.25
Net earnings/(loss)	0.08	0.25
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended March 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2016	2015		Change $	Change %
Oral Technologies
Net revenue	$260.8	$284.0	$(14.6)	$(8.6)	(3)%
Segment EBITDA	55.6	81.7	(5.5)	(20.6)	(25)%
Medication Delivery Solutions
Net revenue	68.3	61.2	(0.4)	7.5	12%
Segment EBITDA	12.1	10.9	(0.1)	1.3	12%
Development and Clinical Services
Net revenue	112.6	103.7	(2.0)	10.9	11%
Segment EBITDA	19.7	23.8	(0.5)	(3.6)	(15)%
Inter-segment revenue elimination	(3.7)	(2.3)	0.1	(1.5)	65%
Unallocated Costs	(16.9)	(16.3)	(0.6)	—	*
Combined Total
Net revenue	$438.0	$446.6	$(16.9)	$8.3	2%

EBITDA from continuing operations	$70.5	$100.1	$(6.7)	$(22.9)	(23)%

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions, except per share amounts)

	Nine Months Ended March 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2016	2015		Change $	Change %
Net revenue	$1,315.9	$1,320.7	$(85.2)	$80.4	6%
Cost of sales	916.1	887.1	(63.7)	92.7	10%
Gross margin	399.8	433.6	(21.5)	(12.3)	(3)%
Selling, general and administrative expenses	268.4	250.4	(8.6)	26.6	11%
Impairment charges and (gain)/loss on sale of assets	0.8	3.8	0.3	(3.3)	(87)%
Restructuring and other	3.4	8.7	(0.1)	(5.2)	(60)%
Operating earnings/(loss)	127.2	170.7	(13.1)	(30.4)	(18)%
Interest expense, net	66.7	82.4	(1.4)	(14.3)	(17)%
Other (income)/expense, net	(7.1)	38.5	(2.3)	(43.3)	*
Earnings/(loss) from continuing operations before income taxes	67.6	49.8	(9.4)	27.2	55%
Income tax expense/(benefit)	18.3	(6.9)	(3.2)	28.4	*
Earnings/(loss) from continuing operations	49.3	56.7	(6.2)	(1.2)	(2)%
Net earnings/(loss) from discontinued operations, net of tax	—	0.2	—	(0.2)	*
Net earnings/(loss)	49.3	56.9	(6.2)	(1.4)	(2)%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.3)	(1.6)	—	1.3	(81)%
Net earnings/(loss) attributable to Catalent	$49.6	$58.5	$(6.2)	$(2.7)	(5)%

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	49.6	58.3
Net earnings/(loss) attributable to Catalent	49.6	58.5

Weighted average diluted shares outstanding	125.9	119.7

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	0.40	0.50
Net earnings/(loss)	0.40	0.50
Diluted
Earnings/(loss) from continuing operations	0.39	0.49
Net earnings/(loss)	0.39	0.49
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Nine Months Ended March 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2016	2015		Change $	Change %
Oral Technologies
Net revenue	$763.6	$822.3	$(69.8)	$11.1	1%
Segment EBITDA	165.8	214.1	(16.0)	(32.3)	(15)%
Medication Delivery Solutions
Net revenue	195.1	191.8	(7.6)	10.9	6%
Segment EBITDA	37.1	38.9	(0.9)	(0.9)	(2)%
Development and Clinical Services
Net revenue	367.1	314.6	(7.9)	60.4	19%
Segment EBITDA	80.9	67.1	(2.1)	15.9	24%
Inter-segment revenue elimination	(9.9)	(8.0)	0.1	(2.0)	25%
Unallocated Costs	(43.7)	(81.7)	2.5	35.5	(43)%
Combined Total
Net revenue	$1,315.9	$1,320.7	$(85.2)	$80.4	6%

EBITDA from continuing operations	$240.1	$238.4	$(16.5)	$18.2	8%

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended					Twelve Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	March 31, 2016
Earnings/(loss) from continuing operations	$30.8	$153.5	$8.9	$30.6	$9.8	$202.8
Interest expense, net	23.0	22.6	22.7	22.3	21.7	89.3
Income tax expense/(benefit)	11.2	(90.8)	4.9	9.2	4.2	(72.5)
Depreciation and amortization	34.4	36.2	35.5	35.2	34.8	141.7
Noncontrolling interest	0.7	0.3	0.2	0.1	—	0.6
EBITDA from continuing operations	100.1	121.8	72.2	97.4	70.5	361.9
Equity compensation	2.2	2.6	2.5	2.6	3.4	11.1
Impairment charges and (gain)/loss on sale of assets	0.3	0.9	1.2	(0.1)	(0.3)	1.7
Financing related expenses and other	—	—	—	—	—	—
US GAAP Restructuring	5.2	4.7	1.0	0.6	1.8	8.1
Acquisition, integration and other special items	2.5	3.7	1.0	3.6	7.8	16.1
Foreign Exchange loss/(gain) (included in other, net) (1)	(1.0)	1.5	(0.5)	(3.3)	(2.0)	(4.3)
Other adjustments	1.2	1.1	0.2	0.3	(0.5)	1.1
Subtotal	110.5	136.3	77.6	101.1	80.7	395.7
Estimated cost savings	—	—	—	—	—	—
Adjusted EBITDA	$110.5	$136.3	$77.6	$101.1	$80.7	$395.7
FX impact (unfavorable)	—				(6.5)
Adjusted EBITDA - Constant Currency	110.5				87.2

(1)
Foreign exchange gain of $4.3 million for the twelve months ended March 31, 2016 included $12.2 million of non-cash unrealized foreign currency exchange rate gains primarily driven by gains of $11.3 million related to foreign trade receivables and payables. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $7.9 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income/(Loss)
(Unaudited; Dollars in millions)

Note: In response to a recent regulatory focus on Non-GAAP performance metrics, the Company has revised the calculation for Adjusted Net Income by replacing the cash tax effects in the periods presented with the income tax expense, discrete tax items and estimated tax effect of reconciling items as described in the footnotes herein. Prior year end and interim periods presented have been re-cast to reflect the revised calculation.

	Year Ended	Quarter Ended
	June 30, 2015	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
Net earnings	$210.3	$30.8	$153.4	$8.9	$30.6	$9.8
Net earnings/(loss) from discontinued operations, net of tax	0.1	—	(0.1)	—	—	—
Earnings/(loss) from continuing operations, net of tax	210.2	30.8	153.5	8.9	30.6	9.8
Amortization (1)	46.5	11.8	11.8	11.9	11.7	11.4
Net (earnings)/loss attributable to noncontrolling interest, net of tax	1.9	0.7	0.3	0.2	0.1	—
Equity compensation	9.0	2.2	2.6	2.5	2.6	3.4
Impairment charges and loss on sale of assets	4.7	0.3	0.9	1.2	(0.1)	(0.3)
Financing related expenses	21.8	—	—	—	—	—
U.S. GAAP restructuring	13.4	5.2	4.7	1.0	0.6	1.8
Acquisition, integration and other special items	13.8	2.5	3.7	1.0	3.6	7.8
Foreign exchange loss/(gain) (included in other (income)/expense, net)	(2.7)	(1.0)	1.5	(0.5)	(3.3)	(2.0)
Other adjustments	22.9	1.2	1.1	0.2	0.3	(0.8)
Discrete tax items(2)	(130.9)	(0.4)	(110.5)	(0.6)	(2.8)	0.4
Estimated tax effect of adjustments(3)	(42.7)	(2.8)	(7.6)	(5.7)	(4.4)	(6.5)
Adjusted net income	$167.9	$50.5	$62.0	$20.1	$38.9	$25.0

Adjustments made to revise previously reported Adjusted Net Income:
Income tax expense/(benefit) (4)	(97.7)	11.2	(90.8)	4.9	9.2
Cash taxes (paid)/refunded (4)	(34.5)	(5.6)	(10.8)	(10.0)	(10.0)
Estimated cash tax (savings)/expense attributable to reconciling items (4)	(5.8)	(1.7)	(1.9)	(0.6)	(0.4)
Discrete tax items(2)	130.9	0.4	110.5	0.6	2.8
Estimated tax effect of adjustments(3)	42.7	2.8	7.6	5.7	4.4
Previously Reported Adjusted Net Income	$203.5	$57.6	$76.6	$20.7	$44.9

(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)
Discrete period tax items are unusual or infrequently occurring items primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior year tax position, deferred tax impact of changes in tax law, and purchase accounting.

(3)
The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items which are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(4)	Represents the cash basis tax adjustments which were removed from the previous Adjusted Net Income calculation.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	March 31, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$133.9	$151.3
Trade receivables, net	343.7	372.4
Inventories	167.7	132.9
Prepaid expenses and other	82.2	80.9
Total current assets	727.5	737.5
Property, plant, and equipment, net	906.3	885.2
Other non-current assets, including intangible assets	1,423.9	1,515.6
Total assets	$3,057.7	$3,138.3

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$25.9	$23.8
Accounts payable	135.1	128.2
Other accrued liabilities	210.5	247.0
Total current liabilities	371.5	399.0
Long-term obligations, less current portion	1,844.9	1,857.0
Other non-current liabilities	238.4	242.5
Redeemable noncontrolling interest	—	5.8
Commitment and contingencies (1)
Total shareholders' equity	602.9	634.0
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,057.7	$3,138.3

(1)	Please refer to note 16 of the consolidated financial statements within the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Nine Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	$121.4	$94.5
Net cash provided by/(used in) operating activities from discontinued operations	—	0.2
Net cash provided by/(used in) operating activities	121.4	94.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(107.8)	(108.7)
Proceeds from sale of property and equipment	—	—
Payment for acquisitions, net	—	(131.6)
Net cash provided by/(used in) investing activities from continuing operations	(107.8)	(240.3)
Net cash provided by/(used in) investing activities from discontinued operations	—	—
Net cash provided by/(used in) investing activities	(107.8)	(240.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	0.6	4.8
Proceeds from borrowing, net	—	150.4
Payments related to long-term obligations	(13.9)	(874.8)
Call premium payments and financing fees paid	—	(12.6)
Equity contribution/(redemption)	—	948.8
Purchase of Redeemable Noncontrolling Interest Shares	(5.8)	—
Cash paid, in lieu of equity, for tax withholding obligations	(8.0)	(7.6)
Net cash (used in)/provided by financing activities from continuing operations	(27.1)	209.0
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	(27.1)	209.0
Effect of foreign currency on cash	(3.9)	(21.7)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(17.4)	41.7
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	151.3	74.4
CASH AND EQUIVALENTS AT END OF PERIOD	$133.9	$116.1